Exhibit 4.8

Unofficial Translation

Loan Agreement and Principles Agreement
Executed and Signed on January 5, 2025
Between:

IMC Holdings Ltd.
Company No. 515778348
From Beit HaKeshet, Kibbutz Galil Yam, Israel
(hereinafter: "the Lender"),

On the first part;
And:

Nidal Almaghrabi, ID No. 021922893
(hereinafter: "the Purchaser")

On the second part;
(IMC and the Purchaser shall hereinafter be referred to as "the Parties")

Whereas             On November 29, 2022, Telecanna Ltd. (hereinafter: "the Company"), IMC, and Mr. Walid Haskia entered into a convertible loan agreement (the "Convertible Loan Agreement"), pursuant to which IMC has contractual rights, including, inter alia, the Company’s obligation to allocate, at the time of conversion (as defined in the Convertible Loan Agreement, and hereinafter in this Agreement: "Conversion Date"), to IMC a number of shares that, immediately after the allocation, will constitute 51% of the issued and outstanding share capital of the Company (hereinafter: "the Contractual Rights");

Whereas             The Purchaser wishes to acquire from IMC all of IMC’s Contractual Rights under the Convertible Loan Agreement, as detailed in this Agreement below;

NOW, THEREFORE, it is declared, stipulated, and agreed between the Parties as follows:

1.  Introduction, Appendices, Definitions, and Interpretation

1.1.       The introduction and appendices to this Agreement constitute an integral part hereof and shall be read together with its other provisions.

1.2.       Terms defined in this Agreement shall have the meanings assigned to them unless otherwise required by the context.

1.3.       The section headings in this Agreement are for convenience only and shall not be used for interpretation purposes.

1.4.        In the event of any contradiction between this Agreement and the Company's incorporation documents, the provisions of this Agreement shall prevail.

2. Transaction

2.1.       Subject to payment of the consideration for the Contractual Rights, as specified in Section 5.1 below, the Purchaser hereby acquires from IMC, and IMC hereby sells to the Purchaser, the Contractual Rights under the Convertible Loan Agreement.

2.2.      The Contractual Rights shall be sold to the Purchaser AS IS, and the Purchaser shall have no claims and/or demands regarding their legal status, the feasibility of their purchase, the possibility of registering the Company's shares, and/or obtaining the necessary regulatory approvals required by law for the Purchaser’s registration as a shareholder of the Company and/or receiving any of the Contractual Rights granted to IMC under the Convertible Loan Agreement, which are subject to regulatory approvals.

3. Declarations of the Parties

Each Party declares and undertakes as follows:

3.1.       That it is authorized to enter into this Agreement and has obtained all legally required resolutions to execute this Agreement, including all its appendices, and to carry out all actions under it.

3.2.       That no bankruptcy, liquidation, dissolution, creditor arrangement, receivership, or trustee appointment proceedings have been initiated against it, nor has it received any notice or warning regarding the intention to initiate such proceedings, and it is not aware of any reason that might lead to such proceedings being initiated against it.

3.3.       That the signatories on this Agreement are authorized to bind it, and their signatures on this Agreement shall be legally binding.

3.4.       That there is no legal or contractual restriction preventing it from entering into this Agreement and/or executing any of its provisions, and that entering into this Agreement and/or its execution does not constitute a breach of any obligation to third parties.

3.5.       That it has the resources, experience, knowledge, and expertise required to fulfill its obligations under this Agreement.

3.6.       The Parties undertake to maintain the confidentiality of this Agreement and its contents, except where disclosure is required by law.

4. Declarations and Representations of the Purchaser

The Purchaser declares to IMC as follows:

4.1.       That he has read the Convertible Loan Agreement, is familiar with and understands the Contractual Rights granted to IMC under it, and is aware of the regulatory requirements for exercising these rights. He has no claims, including regarding non-conformity and/or the feasibility of the transaction, and he is willing to acquire the Contractual Rights AS IS.

4.2.       That prior to signing, he has conducted all necessary examinations regarding the purchased Contractual Rights, the Company, its operations, the applicable regulatory requirements, and any other relevant matters, either independently or through advisors, and without any representations from the Company and/or IMC, except those explicitly provided in this Agreement.

4.3.       That he fully and irrevocably accepts the Contractual Rights AS IS, along with the Company’s status, assets, liabilities, and operations, as they are on the signing date. He acknowledges that his decision to enter into this Agreement is based solely on his assessments and not on any representations or commitments by IMC, except those explicitly stated in this Agreement.

4.4.       That he is aware that between the signing date and the exercise of the Contractual Rights under the Convertible Loan Agreement, the Company's situation, operations, and business may change, and IMC makes no representations or commitments regarding this matter. The Purchaser shall have no right to return the Contractual Rights purchased under this Agreement for any reason, including changes in the Company's status.

5. Consideration

5.1.       In consideration for the Contractual Rights, the Purchaser shall pay IMC the amount of 350,000 NIS (hereinafter: "the Consideration") on the signing date of this Agreement, via wire transfer to a bank account whose details IMC shall provide in writing.

5.2.       The Consideration is final and absolute, and the Purchaser shall have no claims or demands regarding the amount paid for the Contractual Rights.

5.3.      The Purchaser fully, irrevocably, and unconditionally waives any claims, demands, or lawsuits, including financial claims, arising before the signing date, against IMC and/or its representatives, related to the Company, its operations, officeholders, the Contractual Rights, or the Consideration.

5.4.         From the signing date onward, IMC shall have no rights, claims, or demands against the Purchaser regarding the Contractual Rights sold. Any claims by IMC regarding the Contractual Rights shall be deemed fully and finally settled by signing this Agreement.

6. Miscellaneous

6.1.       This Agreement constitutes the entire agreement between the Parties regarding the matters contained herein, replacing any prior agreements, representations, understandings, or commitments, whether written or oral, not expressly included in this Agreement.

6.2.       No modification of this Agreement shall be valid unless made in writing and signed by all Parties.

6.3.       No act or omission by the Parties shall be construed as a waiver of any rights under this Agreement unless expressly stated in writing.

6.4.       This Agreement and any related matters, including its interpretation and execution, shall be governed by the laws of the State of Israel, and the courts of Tel Aviv-Yafo shall have exclusive jurisdiction over any disputes arising herefrom.

6.5.       The Parties undertake to perform all complementary actions and sign any necessary documents to implement this Agreement.

/s/ Oren Shuster and Eyal Fisher _____________________________________ IMC Holdings Ltd.	/s/ Nidal Almaghrabi _____________________________________ Nidal Almaghrabi